UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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UNION NATIONAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Union National Financial Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

2008

www.uncb.com

PROXY STATEMENT
Dated and to be mailed on or about April 4, 2008

UNION NATIONAL FINANCIAL CORPORATION
570 LAUSCH LANE
SUITE 300
LANCASTER, PENNSYLVANIA 17601
(717) 492-2222

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2008

2

PROXY STATEMENT

Introduction

This proxy statement is furnished in connection with the solicitation of proxies by Union National Financial Corporation, on behalf of the Board of Directors, for the 2008 Annual Meeting of Shareholders. This proxy statement and the related proxy form are being distributed on or about April 4, 2008.

Union National Financial Corporation will bear the expense of soliciting proxies. In addition to the solicitation of proxies by mail, directors, officers and employees of the corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, and through other means of communication.

The annual meeting of shareholders will be held on Wednesday, April 30, 2008, at 10:00 a.m. at The Eden Resort Inn, 222 Eden Road, Lancaster, Pennsylvania 17601-4216. Shareholders of record at the close of business on March 17, 2008, are entitled to vote at the meeting.

  At the annual meeting, shareholders will vote to:

•	Elect Three (3) Class C directors each to serve for a three-year term; and
•	Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Proxies and Voting Procedures

You can vote your shares by completing and returning a written proxy card. You can also vote in person at the meeting. Submitting your voting instructions by returning a proxy card will not affect your right to attend the meeting and will in no way limit your right to vote at the annual meeting, if you later decide to attend in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you through your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the meeting, unless you obtain a proxy executed in your favor, from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint Amos F. Lichty and Patricia A. Miller as proxy holders to vote your shares, indicated on the proxy card. Any signed proxy card not specifying to the contrary will be voted FOR the election of the director nominees identified in this Proxy Statement.

You may revoke your written proxy by delivering written notice of revocation to Darwin A. Nissley, secretary of the corporation, or by executing a later dated proxy and giving written notice of the revocation to Mr. Nissley at any time before the proxy is voted at the meeting. Proxy holders will vote shares represented by proxies, if properly signed and returned, in accordance with instructions of shareholders.

Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the board of directors.

If a shareholder is a participant in the corporation’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), the enclosed proxy will serve as a voting instruction card for the shares held in the DRIP. To the extent the total shares listed relate to any DRIP shares, such shares are to be voted by Charles R. Starr, Union National Community Bank Plan Administrator for the Union National Financial Corporation Dividend Reinvestment and Stock Purchase Plan.

At the close of business on March 17, 2008, Union National Financial Corporation had 2,547,986 shares of common stock, par value $0.25 per share, issued and outstanding.

Quorum

A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the conduct of business. Under Pennsylvania law and Union National Financial Corporation’s By-laws, the presence of a quorum is required for each matter to be acted upon at the meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are not counted in determining the presence of a quorum for a particular matter as to which the broker withheld authority. Each share is entitled to one vote on all matters submitted to a vote of the shareholders. All matters to be voted upon by the shareholders require the affirmative vote of a majority of shares voted, in person or by proxy, at the annual meeting, except in cases where the vote of a greater number of shares is required by law or under Union National Financial Corporation’s Articles of Incorporation or Bylaws. In the case of the election of directors, the candidates receiving the highest number of votes are elected. Shareholders are not entitled to cumulate votes for the election of directors.

Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules of the OTCBB, and SEC regulations, as well as best practices suggested by recognized corporate governance authorities.

Director Independence

Currently, our Board of Directors has ten members. Under the Nasdaq Stock Market standards for independence, the following directors meet the standards for independence: Ms. Shaub and Messrs. Cargas, Dolan, Godfrey, Huber, McGrath, Nissley and Pickell. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Governance and Nominating Committee.

In determining the directors’ independence, the Board of Directors considered loan transactions between the bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Directors and Executive Officers” below) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Cargas	Yes	Software consulting services.
Mr. Dolan	Yes	None.
Mr. Godfrey	Yes	None.
Mr. Huber	Yes	None.
Dr. McGrath	Yes	None.
Mr. Nissley	Yes	None.
Mr. Pickell	Yes	None.
Ms. Shaub	Yes	None.

In each case, the Board determined that none of the transactions above impaired the independence of the director.

Meetings and Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee, which is called the Governance and Nominating Committee.

Audit Committee. The members of the Audit Committee in 2007 were Barry C. Huber, Chairman, Darwin A. Nissley, Lloyd C. Pickell, James R. Godfrey, and Nancy M. Shaub. All members of the Audit Committee are independent (as independence is currently defined in NASD Rule 4200(a)(15)) and Section 10A of the Exchange Act. The principal duties of the Audit Committee, as set forth in its charter, which is attached to the 2007 proxy statement as Appendix A, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and recommending, annually, to the Board of Directors the engagement of an independent certified public accountant. Mr. Huber, a certified public accountant, is the “audit committee financial expert.” The Audit Committee met seven (7) times during 2007.

Compensation Committee. In fiscal 2007, the Human Resources Committee, a bank level committee, performed the functions of the Compensation Committee for the corporation. Members of the Human Resources Committee during 2007 were James R. Godfrey, Chairman, Donald Cargas, Jr., and Kevin D. Dolan. Retired director, Carl Hallgren, was also a member of the committee during 2007. All members of the Human Resources Committee are independent (as independence is currently defined in NASD Rule 4200(a)(15)). Mark D. Gainer, R. Michael Mohn and Patti Martin are ex officio members. The Human Resources Committee met three times during 2007.

The principal duties of the Compensation Committee include the establishment of policies dealing with various compensation plans for Union National Financial Corporation as set forth in its charter, which is attached to the 2007 proxy statement as Appendix B. Subject to the Board's approval, the Compensation Committee determines general guidelines for the compensation of all officers of the corporation and the bank. Actual compensation for each officer is based on a performance review conducted by their supervisor. The Compensation Committee, subject to the Board's approval, determines the compensation of the executive officers. The Board of Directors annually reviews the recommendations of the Compensation Committee on compensation of the corporation's and bank's top executives.

Governance and Nominating Committee. The Governance and Nominating Committee consists entirely of independent directors (as independence is currently defined in NASD Rule 4200(a)(15)). The members of the Governance and Nominating Committee are James R. Godfrey, Chairman, Kevin D. Dolan, and Darwin A. Nissley. Mark D. Gainer is an ex officio member. The Governance and Nominating Committee has no formal process for considering director candidates recommended by shareholders, but its policy is to give due consideration to any and all such candidates. The principal duties of the Governance and Nominating Committee, as set forth in its charter, which is attached to the 2007 proxy statement as Appendix C, include identifying individuals qualified to become Board members, who reflect criteria as specified by the Board, recommend nominees to fill vacancies, develop and recommend the Corporate Governance Guidelines of the company and periodically review and assess Board and Management performance. The Governance and Nominating Committee met five (5) times during 2007.

The Board of Directors of Union National Financial Corporation met fifteen (15) times during 2007. All directors attended at least 75% or more of the meetings of the Board of Directors and of the various committees on which they served. All of our Directors attended the 2007 Annual Meeting of Shareholders and we expect that they will all attend this year’s annual meeting.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the board. Due to the infrequency of shareholder communications to the Board of Directors, the board does not believe that a formal process is necessary. Shareholders may send communications to Darwin A. Nissley, Secretary, Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601.

Nomination of Directors

Under the corporation’s By-laws, nominations for director may be made only by the Board of Directors or a Board of Directors’ committee, or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the By-laws to our corporate Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. The notice must also provide the specific information required by Section 10.1 of the corporation’s By-Laws. The chairman of the meeting is required to determine whether nominations have been made in accordance with the requirements of the By-laws. If he determines that a nomination was not made in accordance with the By-laws, he shall so declare at the annual meeting and the defective nomination will be disregarded. You can obtain a copy of the full text of the By-law provision by writing to Darwin A. Nissley, Secretary, Union National Financial Corporation, 570 Lausch Lane, Lancaster, Pennsylvania 17601. A copy of our By-laws has been filed with the Securities and Exchange Commission as an exhibit to Form 8-K, filed March 30, 2001.

Submission of Shareholder Proposals

If a shareholder wants us to include a proposal in our proxy statement for presentation at our 2009 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 570 Lausch Lane, Lancaster, Pennsylvania 17601 no later than December 2, 2008. For proposals received after that date, they may be considered at the annual meeting but they may not be included in Union National Financial Corporation’s proxy statement at the Board’s discretion.

ELECTION OF DIRECTORS

Union National Financial Corporation’s By-laws provide that the Board of Directors consists of not less than seven (7) or more than twenty-five (25) persons. The Board of Directors is also divided into three classes. Each class consists, as nearly as possible, of one-third of the directors. The By-laws also provide that the directors of each class are elected for a term of three years, so that the term of office of one class of directors expires at the annual meeting each year. The Board of Directors determines the number of directors in each class. The By-laws also require that a director own shares of common stock having a fair market value of at least $30,000 at the time the director is elected or appointed to the board.

A majority of the Board of Directors may increase the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of office of the class of directors to which the director was appointed. There is a mandatory retirement provision in the By-laws that provides for the retirement of directors after reaching age 70.

The Board of Directors has fixed the number of directors at ten (10). There are three nominees for the Board of Directors for election at the 2008 Annual Meeting. The Board of Directors has nominated the following three persons for election to the Board of Directors for the terms specified:

Nominees for Class C Directors
For a Term of Three Years

Kevin D. Dolan
Thomas J. McGrath
William M. Nies

Each of the nominees presently serves as a director.

In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director if elected.

Information about Nominees and Continuing Directors

Information, as of March 17, 2008, concerning the three nominees to the Board of Directors and the seven continuing directors appear below.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Union National Financial Corporation and Subsidiaries

		Class of A – Continuing Directors

Mark D. Gainer (53)	1996
Effective January 1, 2006, Chairman, Chief Executive Officer & President of Union National Financial Corporation, President & Chief Executive Officer since 1999 and Vice President 1986 to 1998; effective March 29, 2007, Chairman, Chief Executive Officer & President of Union National Community Bank, Chairman and Chief Executive Officer since 2006, President and Chief Executive Officer 1999-2005, Senior Vice President 1982-1998, and Chief Operating Officer 1996-1998.

Darwin A. Nissley (50)	1999	Partner, Nissley Brothers; and Secretary of Union National Financial Corporation since 2007.

James R. Godfrey (63)	2003
Executive Vice President, Teachers Protective Mutual Life Insurance Company; Senior Consultant, The Benecon Group (employee benefits consulting firm from October 2004 to December 2005); President, HealthGuard of Lancaster, Inc. from 1985 to 2004.

Nancy M. Shaub (57)	2003	Retired Senior Banking Officer.

		Class of B – Continuing Directors

Donald Cargas, Jr. (60)	2006	Effective December 17, 2007, Chairman/CEO of Cargas Systems, Inc.; President/CEO 1988-2007.

Barry C. Huber (56)	2006	Certified Public Accountant, Managing partner of Trout, Ebersole & Groff, LLP and a partner in TEG Realty.

Lloyd C. Pickell (61)	2001
Public Accountant, Lloyd C. Pickell Public Accountant; Director & Secretary/Controller, J.B. Hostetter & Sons, Inc.; Director & Secretary/Treasurer, Grandview Meadows, Inc.; and Managing partner of PME Real Estate and JKL Investment Group.

		Class of C – Nominees

Kevin D. Dolan (54)	2005
Partner and Part-Owner, Gingrich, Smith, Klingensmith & Dolan; Partner, Gingrich, Smith, Klingensmith & Dolan Real Estate; President, Elizabethtown Transfer Company, Inc. since 2001; Partner, Smith, Klingensmith, Dolan & Shank Real Estate since 2006.

Thomas J. McGrath (50)	2006
President/Owner, Donegal Animal Hospital, PC in Mount Joy, PA. Dr. McGrath serves as Chairman of the State Board of Veterinary Medicine in the Commonwealth of PA and on the board of the Pet Emergency Treatment Services (P.E.T.S.).

William M. Nies (60)	2003	Independent Real Estate Agent/Developer, LMS Commercial Real Estate.

SHARE OWNERSHIP

Principal Holders

The following table shows, to the best of our knowledge, those persons or entities who owned of record or beneficially, on December 31, 2007, more than 5% of the outstanding Union National Financial Corporation common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Donegal Mutual Insurance Company 1195 River Road Marietta, PA 17547	248,999	(1)	9.77%

(1) Based on Schedule 13G/A filed for the year ended December 31, 2007.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of January 31, 2008, the amount and percentage of Union National Financial Corporation common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the corporation as a group.

Beneficial ownership of shares of Union National Financial Corporation common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after December 31, 2007.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. The percentage of all Union National Financial Corporation common stock owned by each director, nominee or executive officer is less than 1% unless otherwise indicated.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Nominees
Donald Cargas, Jr.	1,600	(1)	—%
Kevin D. Dolan	3,745	(2)	—%
Mark D. Gainer	44,273	(3)	1.70%
James R. Godfrey	2,951	(4)	—%
Barry C. Huber	1,641	(5)	—%
Thomas J. McGrath	1,781	(6)	—%
William M. Nies	2,837	(7)	—%
Darwin A. Nissley	9,845	(8)	—%
Lloyd C. Pickell	5,744	(9)	—%
Nancy M. Shaub	2,732	(10)	—%
Other Named Executives
Stephen D. Staman	14,803	(11)	—%
Michael D. Peduzzi	0		—%
Charles R. Starr	4,957	(12)	—%
Michael A. Frey (13)	1,643		—%
Clement M. Hoober (13)	2,500		—%

All Directors, Nominees and Executive Officers as a Group (14 persons)

(1)	Includes 1,600 shares of Common Stock held individually by Mr. Cargas.

(2)
Includes 2,879 shares of Common Stock held individually by Mr. Dolan, 788 shares held in a 401(k) for the benefit of Mr. Dolan, and 78 shares held in a real estate partnership of which Mr. Dolan is a partner.

(3)	Includes 3,324 shares of Common Stock held individually by Mr. Gainer, 486 shares of Common Stock held individually by his spouse, and options to purchase 40,463 shares.

(4)	Includes 1,794 shares of Common Stock held individually by Mr. Godfrey and options to purchase 1,157 shares.

(5)	Includes 1,641 shares of Common Stock held individually by Mr. Huber.

(6)	Includes 1,781 shares of Common Stock held individually by Dr. McGrath.

(7)	Includes 1,680 shares of Common Stock held individually by Mr. Nies and options to purchase 1,157 shares.

(8)
Includes 4,686 shares of Common Stock held individually by Mr. Nissley, 115 shares of Common Stock held individually by his spouse, 115 shares of Common Stock held by his son, and options to purchase 4,929 shares.

(9)	Includes 2,957 shares of Common Stock held individually by Mr. Pickell and 472 shares held jointly with his spouse and options to purchase 2,314 shares.

(10)	Includes 1,575 shares of Common Stock held individually by Ms. Shaub and options to purchase 1,157 shares.

(11)	Includes 1,781 shares of Common Stock held individually by Mr. Staman, 772 shares of Common Stock held jointly with his spouse, and options to purchase 12,250 shares.

(12)	Includes 630 shares of Common Stock held individually by Mr. Starr, 2,673 shares of Common Stock held jointly with Mr. Starr’s spouse and options to purchase 1,654 shares.

(13)	Messrs. Frey and Hoober departed the corporation on March 29, 2007.

Executive Officers

The following table provides information, as of March 17, 2008, about the corporation’s executive officers.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Union National Financial Corporation and Subsidiaries
Mark D. Gainer	53	Chairman, Chief Executive Officer and President of the corporation and Chairman, Chief Executive Officer and President of the bank
Stephen D. Staman	46	Vice President of the corporation and Executive Vice President, Chief Revenue Officer of the bank
Michael D. Peduzzi	42	Chief Financial Officer and Treasurer of the corporation and Senior Vice President, Chief Financial Officer of the bank.
Charles R. Starr	61	Insider Trading Compliance Officer of the corporation and Vice President and Trust Officer of the bank.
COMPENSATION AND PLAN INFORMATION

Director Compensation

Directors receive no remuneration for attendance at meetings of the Board of Directors of the corporation. Each outside director of the Bank received, in 2007, $670 for each Bank Board meeting, $200 for each committee meeting attended or special assignment, $300 for each Audit Committee meeting attended, and a $5,000 annual retainer. In addition to the foregoing fees, Carl Hallgren received fees of $2,500 for his services as Vice Chairman through June, when the mandatory retirement age was reached. James Godfrey received fees of $2,500 for his services as Vice Chairman for the remainder of 2007. In the aggregate, directors received approximately $200,000.00 for all Board of Directors’ meetings and committee meetings attended in 2007, including all retainers and the fees paid to the Vice Chairmen.

The following table summarizes the compensation of directors during 2007:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Donald Cargas, Jr.	19,850	—	19,850
Kevin D. Dolan	17,450	—	17,450
James R. Godfrey	23,850	—	23,850
Carl R. Hallgren (1)	19,150	—	19,150
Barry C. Huber	20,750	—	20,750
Thomas J. McGrath	15,450	—	15,450
William M. Nies	15,850	—	15,850
Darwin A. Nissley	19,150	—	19,150
Lloyd C. Pickell	21,050	—	21,050
Nancy M. Shaub	27,450	—	27,450

(1) Retired in 2007.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy

Our business model has at its core the goal to deliver a “Remarkable Customer Experience.” We define the banking “Experience” as an event that engages an individual in a personal way. A “Remarkable Experience” is an event that is so good that it compels one to go and tell someone else about it. A lot of companies, and specifically banks, say they deliver “great customer service”. Many of them do, however it is difficult to differentiate yourself based on customer service unless you are over the top and create a “Remarkable Experience”. It is our “Engaged Heroes”, our employees, who create these experiences and it takes truly engaged employees to accomplish this goal. We believe ownership and engagement are directly linked. If an employee has a financial stake in the Bank’s success they will have a higher level of engagement in producing desired outcomes. One of the main goals of our compensation philosophy is sharing the Bank’s financial success which in-turn drives our ownership culture. We strive for employees, customers, and shareholders to all share the success we create together.

If you think of total compensation as a pyramid, the foundation is our base salary. The other elements of compensation are built on top of the base. The first couple of layers of our pyramid; base salary and health and welfare plans, are determined by our market and just get us in the game. The layers above this, which are composed of bonus incentives and retirement plans, are tied to both individual performance as well as the Bank’s financial performance. These are the levels of compensation in which we can affect engagement which in turn will drive shareholder value.

In 2007, our stock option plan expired. We are currently reviewing various avenues in which we can encourage our employees to have an ownership interest in the company. We believe that by encouraging ownership in the company through employee benefit plans, we will align the interests of the employees with the shareholders. Improved profitability, increased dividends and appreciation in the market value of the shares will then benefit us all as owners.

We have a lofty vision of our compensation policy and believe it is an evolving process. Every opportunity we have to improve the individual elements of our compensation pyramid is done with the goal of driving higher levels of engagement of our current employees and attracting outside talent. This will be accomplished by tying each element to “performance”; whether it is individual, the Bank’s, or both.

Independent Consultant/Benchmarking

In late 2006, the Compensation Committee engaged Mosteller & Associates as independent outside compensation consultants. In conducting its review, Mosteller was asked to complete the following:

1.	Assess competitive compensation levels for executive and senior management using peer banks similar in asset size, number of employees and region.
2.	Evaluate base salary and short and long term incentives.

Mosteller & Associates used the following market sources:

1.	Mosteller & Associates–Proprietary data of financial services organizations approximately $200 million to $1.2 billion in asset size in the Mid-Atlantic area.
2.	Watson Wyatt–Mid-Atlantic banks with asset size up to $1.9 billion.
3.	LR Webber–Primarily Pennsylvania banks with assets from $100 million to $1.0 billion.
4.	CompAnalyst–database of up-to-date market compensation information including financial services industry with assets less than $1 billion in Pennsylvania.
5.	ERI–database of up-to-date market compensation information in south central Pennsylvania.

The report that Mosteller produced compared base pay, annual incentive pay, and long term incentive compensation. The report did not list individual financial institutions, but provided a range based upon the information collected. The data collected for each position was customized and weighted according to the degree of match to the named executive’s position. In general, the market data reflects competitive pay for organizations with similar geography, similar size, and same or similar industry. Long term incentives are primarily stock option grants or restricted stock grants. Grants are expressed in economic value format utilizing a modified Black Scholes evaluation approach.

According to the information provided in late 2006, base pay is lower than the peer marketplace for the named executives as follows:

1.	Chairman, CEO and President minus -17% under the peer comparison.
2.	Senior Vice President, Chief Financial Officer minus -24% under the peer comparison.
3.	Executive Vice President, Chief Revenue Officer minus -3% under the peer comparison.

Despite being lower than the peer marketplace, base pay did not increase in 2007 for the named executives as the Compensation Committee did not feel that it was appropriate given the Bank’s financial position at that time.

The market data provided by Mosteller & Associates that was used by the Compensation Committee matches the Union National data for timing purposes as follows:

1.	Base pay–end of 2006
2.	Annual incentive–paid in 2006 for 2005 performance
3.	Long term incentive–2005 grants.

The Compensation Committee did not use an independent compensation consultant in 2007.

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisor, if applicable, in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for the Bank’s participants.

The Layers of our Compensation Pyramid

Base Salary - Foundation Layer

Base Salary is the foundation layer of our compensation program and is the major component of our compensation package for our Named Executive Officers. We review salary and compensation as a whole annually. In order to be competitive in the market, we use bi-annual surveys of peer banks provided by Mosteller & Associates, an independent outside consulting firm as discussed above. The survey provides salary information of peer financial institutions of comparable asset size and geographic region and information from other leading regional non-financial companies. We target the 50th percentile or median for named executive officers’ salaries. Levels of experience may warrant an above median salary as does individual performances. The information provided in late 2006 indicated that our base salary was in fact lower than the peer marketplace. However, the Compensation Committee did not believe that it was appropriate to increase the salaries of named executive officers to the target because of the Bank’s financial performance at that time.

Health and Welfare Benefits

We offer medical, dental, and vision coverage to our employees and their families in an effort to promote health and wellness. The Bank pays for the majority of employee coverage and helps subsidize family coverage. We also offer Group Term Life, Short Term and Long Term Disability to all eligible employees, including Named Executive Officers. The cost of providing health and welfare benefits to all employees is not taken into account when determining specific salaries for the named executives and is seen as a cost of doing business. Also, these benefits are not tied to individual performance and the same level of benefits is available to all employees. By providing good coverage levels in the event of an employee or an employee’s family health issues, we are being competitive in our market. This also will help keep the employee productive and engaged through these times.

To our Named Executive Officers, we provide a Group Term Replacement Plan, which provides an additional life insurance benefit. This is funded with Bank Owned Life Insurance with a minimal cost to the Bank. The Plan provides a split dollar share of death benefits to the executive’s beneficiary at three times salary less $50,000, which is the amount covered under the Group Term Plan. In order to vest in this benefit, the executive must be age 55 with 10 or more years of service or age 62 or older. Termination of employment prior to vesting constitutes a loss of benefit. These policies are commonplace in the industry and an expected benefit for top executives. They also encourage longevity.

Long Term Care Insurance is provided to the Chairman, CEO and President and his spouse.  This plan provides incentive for long-term retention.

Bonuses - Short Term Incentives

Our short-term incentives are tied to achieving individual and corporate quarter and annual financial goals. The short-term incentives consist of tiered levels of payout based on performance, and it is a link between compensation and the Bank’s overall performance and aligns executive compensation with the interests of the shareholders.

The current and former named executive’s individual incentive plans for achieving individual performance metrics are reduced if certain Bank financial performance metrics are not met.

The Chairman, CEO and President’s short term incentive plan is comprised of the following:

1.	Annual bonus based on the Compensation Committee’s subjective review of the corporation’s financial performance. For the year 2007, there was no payout.
2.	Quarterly and annual bonus based on overall 2007 Community Banking Group and Commercial & Business Banking Group goals based on:
a.	Annual commercial and consumer loan generation goal of $115,220,000.
b.	Annual commercial and consumer deposit generation goal of $38,010,000.
c.	Annual commercial and consumer loan growth goal of $36,700,000.
d.	Annual commercial fee generation goal of $650,000.
e.	The annual payout is contingent on the Compensation Committee’s subjective review of the corporation’s year end financial performance.
3.	There was a 2nd Quarter payout based on Commercial and Consumer goals being achieved, however, there was no annual payout due to annual goals not achieved.

The former Executive Vice President, Chief Financial Officer’s short term incentive plan was comprised of the following:

1.	Annual bonus based on achievement of Union National Community Bank’s 2007 financial budget targets.
2.	Annual bonus based on Union National Community Bank 2007 Asset/Liability Management goals. Annual payout is reduced 50% if UNCB 2007 financial budget target is not achieved.
a.	Specific ALM goals were not established prior to his termination of employment on March 29, 2007.
3.	Quarterly and annual bonus based on overall 2007 Community Banking Group and Commercial & Business Banking Group goals based on:
a.	Annual commercial and consumer loan generation goal of $115,220,000.

b.    Annual commercial and consumer deposit generation goal of $38,010,000.
c.    Annual commercial and consumer loan growth goal of $36,700,000.
d.    Annual commercial fee generation goal of $650,000.
e.	The annual payout is contingent on achievement of the UNCB 2007 financial budget target.
4.    Quarterly bonus based on 2007 Home Team Financial goals.
a.    Level 1 payout if quarterly earnings exceed $100,000.
b.    Level 2 payout if quarterly earnings exceed $135,000.
c.     Level 3 payout if quarterly earnings exceed $170,000.
5.      Individual strategic project-based objectives with payout based on successful completion.
6.	There was no payout under this plan for 2007. The Executive Vice President/Chief Financial Officer left UNCB on March 29, 2007.

The current Senior Vice President, Chief Financial Officer’s short term incentive plan is comprised of the following:

1.	Level 1 payout is 12% of base salary, Level 2 is 20% of base salary and Level 3 is 30% of base salary for earnings goals to be determined subjectively by the Compensation Committee.
2.     There was no payout for 2007.

The former President, Chief Operating Officer’s short term incentive plan was comprised of the following:

1.    Annual bonus based on achievement of Union National Community Bank’s financial budget targets.
2.    Quarterly and annual bonus based on 2007 goals in the following areas:
a.     Annual commercial and consumer loan generation goal of $115,220,000.
b.    Annual commercial and consumer deposit generation goal of $38,010,000
c.     Annual commercial and consumer loan growth goal of $36,700,000.
d.    Annual commercial fee generation goal of $650,000.
e.     Annual Residential Mortgage goal of $5,500,000.
f.     Union National Advisors investment goals.
g.	The annual payout is contingent on achievement of the UNCB 2007 financial budget target.
3.    There was no payout under this plan for 2007. The President, COO left UNCB on March 29, 2007.

The Executive Vice President, Chief Revenue Officer’s short term incentive plan is comprised of the following:

1.	Annual bonus based on achievement of Union National Community Bank 2007 financial budget targets.
a.	Level 1 payout is 2.5% of base salary, Level 2 is 5% of base salary and Level 3 is 8% of base salary on the Compensation Committee’s subjective review of the earnings of the corporation.
2.	Quarterly and annual bonus based on overall 2007 Community Banking Group and Commercial & Business Banking Group goals based on:
a.    Annual commercial and consumer loan generation goal of $115,220,000.
b.   Annual commercial and consumer deposit generation goal of $38,010,000
c.   Annual commercial and consumer loan growth goal of $36,700,000.
d.   Annual commercial fee generation goal of $650,000.
e.   The annual payout is not contingent on achievement of the UNCB 2007 financial budget target.
3.    Individual strategic project-based objectives with payout based on successful completion.
a.	Discretionary bonus to be determined based on the Gold Cafes achieving breakeven prior to the forecasted timeframe.

4.	There were payouts under this plan based on Commercial, Consumer and Preferred Client groups hitting some of the individual quarterly and annual goals.

The Compensation Committee has the authority to recommend to the Board of Directors discretionary bonuses. The recommendations are based on overall bank performance, which rewards executives for exceptional effort, and individual performance. The Compensation Committee has set no specific criteria for awarding bonuses and it treats each year on a case-by-case basis. There where no discretionary bonuses awarded in 2007.

We review our bonus structure annually and also review peer banks surveyed bi-annually by Mosteller & Associates.

Long Term Stock Incentives

The Stock Incentive Plan was used to reward performance and drive an ownership culture. Officers and other key management employees were eligible to participate. The Plan permitted the grant of qualified and non-qualified stock options, stock appreciation rights, and restricted stock. Stock Options were to be exercised at a fixed price of fair market value on the date of grant. The Plan has a term of 10 years and the stock option grants are not exercisable for 6 months after grant date. The grant expires three months after employment termination or 12 months after death or disability.

The determination of the amount to award is premised upon the level of responsibility, the drivers of revenue generation (high performance), and levels of management. The Plan and grants are benchmarked through peer banks surveyed bi-annually. Stock options have also been used as a recruitment tool to attract new executives. Grant dates in this case would be related to the acceptance of employment.

The stock option grant dates are based on bank year-end performance and individual year-end performance. They are not timed to the release of any information. The Compensation Committee approves grant levels based on recommendations by select executives and the administration of the plan is completed by the Accounting and Trust Departments.

In 2007, the plan expired. The Compensation Committee is reviewing different types of incentive plans to determine which plans would be most effective in encouraging an ownership culture among the Named Executive Officers and employees in general. The Compensation Committee believes that it is important to align the interests of the Named Executive Officers with the interests of the shareholders in order to deliver that “Remarkable Customer Experience.”

Retirement Plans

401(k) Plan
We currently provide retirement plans to our employees to provide long-term financial security. The retirement plans are designed to assist executives in providing for their own financial security in a manner that recognizes individual needs and preferences. We offer a 401(k) plan, which allows employees to save their own money for retirement on a pre-tax basis. We also offer a Roth 401(k) option, which is available on a post-tax basis for all employees. Employees then receive a matching contribution (match is the same for all employees) from the Bank. However, the Named Executive Officer’s deferrals could be subject to Internal Revenue Code limits and could result in a lower percentage than other employees. All employees are able to direct the investment of all funds in the 401(k) plan.

Profit Sharing Plan
We have a Profit Sharing Plan, which provides a discretionary contribution to all employees. The Compensation Committee recommends the percentage of contribution to the Board of Directors. This is a discretionary determination based on the Bank’s year-end performance. The contribution is a percent of payroll deposited into each employees 401(k) account and is the same for all employees.

There was no discretionary contribution to the UNCB Profit Sharing Plan for 2007 based on the Bank’s financial position.

Supplemental Executive Retirement Plan

We also offer a Supplemental Executive Retirement Plan (“SERP”) to our Chairman/Chief Executive Officer/President. This is the only defined benefit plan provided by the Bank and is customary in the financial services industry to provide chief executive officers with a SERP agreement. The triggering events for payment under the SERP agreement are:

1.      normal retirement age (age 62)
2.      disability
3.      death
4.      change in control
5.      vested percentage upon termination

The accrued benefit will be calculated annually and is equal to the formula benefit, which is based on average monthly earnings, health insurance premiums and the increasing life annuity. This plan is provided as long-term incentive to the Chairman, CEO and President to remain within the employ of the Bank until retirement age, disability, death or a change of control.

Executive Incentive Retirement Plan

We provided an Executive Incentive Retirement Plan to our former President, Chief Operating Officer and former Chief Financial Officer as a deferred incentive opportunity when they were employed with the company. This plan was discontinued with the termination of the former President, Chief Operating Officer and former Chief Financial Officer. The triggering events for payment under this Plan were:

1.       normal retirement age (age 62)
2.       disability
3.       death
4.       change in control (automatic 100% vested)
5.        vested percentage upon termination

The incentive award was based on meeting and exceeding the Bank’s financial earning targets established by the Board of Directors annually. It was calculated by taking the executive’s base salary multiplied by the incentive award percentage. This plan provided long term incentive to the former President, Chief Operating Officer and former Chief Financial Officer to remain with the Bank.

Perquisites

A Country Club Membership is provided for the Executive Vice President, Chief Revenue Officer. The membership is used as a means to attract, retain and expand customer relationships. The Bank pays club initiation fees in the name of the executive.

Triggering Events in Contracts

Employment Agreement
The Bank has entered into employment agreements with the Chairman, CEO and President, and Executive Vice President, Chief Revenue Officer. Employment agreements are used to be competitive in the industry, are standard in the financial services industry, and are used to protect the Bank’s client base through noncompetition provisions. The triggering events that provide payment which are prevalent in the financial services industry include:

1.   Change in control
2.   Termination for good reason
3.   Disability
4.   Termination without cause

The triggering events for payment incent executives to maintain expected performance levels for continued employment. The triggering events and associated payouts used in the agreements are standard in the financial services industry and are deemed to be competitive. The contracts give the executive the security of knowing that if he is terminated in one of those scenarios that the executive will receive some form of compensation during his transition phase. In addition, the contracts contain a noncompetition provision, whereby the executive is not allowed to compete with the corporation or solicit customers of the corporation for a specific period of time. Frequently, the time period in which the executive receives compensation is the same time period that the noncompetition provision is in effect.

If payment is triggered under the employment agreement for the Chairman, CEO and President and all amounts or benefits provided in connection with the termination would impose an excise tax under the Internal Revenue Code the payment of any excise tax would be shared. One-half (1/2) of the excise tax shall be paid by the Executive and one-half (1/2) by the Corporation or Bank. This split of the excise tax ensures that decisions regarding potential change of controls are made in the best interests of the shareholders and that personal concerns regarding subsequent employment and adverse tax situations are minimized.

If payment is triggered under the employment agreement for the Executive Vice President, Chief Revenue Officer there would be a gross-down in the payment if the payment exceeds the amount which the company may deduct under the Internal Revenue Code and an excise tax would be imposed. The payment is then lowered to an amount which would not trigger the excise tax and would not exceed the deductible amount.

Change of Control Agreement
Currently, the Bank has entered into a change of control agreement with the Senior Vice President, Chief Financial Officer. The triggering event that provides payment, which is prevalent in the financial services industry, is termination after a change of control.

If payment is triggered under the change of control agreement for the Senior Vice President, Chief Financial Officer there would be a gross-down in the payment under certain circumstances. This gross-down in payment would occur when all amounts or benefits provided in connection with the termination would result in the imposition of an excise tax under Internal Revenue Code. The Compensation Committee believes that it appropriate that the Chief Financial Officer only be compensated after a change of control if his employment is terminated. Additionally, given the Chief Financial Officer’s role in the integration of any change of control, the Compensation Committee believes that it is in the best interest of the company to provide the Chief Financial Officer with an incentive to remain with the company after any proposed change of control.

Accounting and Tax Treatments

There were no compensation decisions made as a result of accounting and/or tax treatments except the inclusion of gross-up or gross-down provisions contained in the respective agreements as discussed above.

Material Differences in Named Executive Officers’ Compensation

Base salary, short and long term incentives for our Named Executive Officers are determined by our efforts to be competitive in the market. We review salary and compensation as a whole annually for each of the positions. In order to be competitive in the market, we use bi-annual surveys of peer banks provided by Mosteller & Associates, an independent outside consulting firm. The survey provides salary information of peer financial institutions of comparable asset size and geographic region for each named executive officer’s position. We target the 50th percentile or median for named executive officers’ salaries; however, levels of experience may warrant an above or below median salary. Annual salary increases are also tied to individual performances. The material differences in the Named Executive Officers’ base salary is a result of the Named Executive Officers’ position and time of hire. Additionally, any differences in where the base salary fell within the range provided by the survey are based solely on competitive information and annual individual salary increases based on performance.

The Chief Executive Officer is the only Named Executive Officer who is a participant in a SERP agreement. Given the Chief Executive Officer’s position and longevity with the company, the Compensation Committee believes that it was appropriate to award this benefit to him. There are no other Named Executive Officers whom the Compensation Committee believes should receive this benefit based upon their position and time with the company.

Compensation Committee Processes and Procedures

The Compensation Committee is a standing Committee of the Board of Directors. It is established to provide oversight to the Bank’s compensation programs and human resources policies. The Compensation Committee’s authority, structure and responsibilities are set forth in its charter.

Scope of Authority and Responsibilities

The Compensation Committee’s specific responsibilities include the following:

1.	Review and recommend compensation of the Chairman, CEO and President and other executive officers to the Board of Directors
2.	Review and recommend discretionary bonuses for named executives and other executive officers to the Board of Directors
3.	Review and recommend the discretionary contribution to the Profit Sharing Plan
4.	Review the corporation’s and Bank’s compensation programs, policies and benefits package
5.	Review the corporation’s and Bank’s programs for recruitment, development, promotion and retention of employees
6.	Review the composition of the workforce to ensure that employment practices achieve goals of diversity and equal opportunity
7.	The Committee researches, evaluates and recommends director compensation
8.	The Committee reviews and discusses with management the Compensation Discussion and Analysis required to be included in the corporation’s annual report

Role of the Executive Officers in Recommending Compensation Programs

The Named Executive Officers’ role in recommending compensation programs are to develop and recommend an overall compensation philosophy, propose programs that constitute the organization’s compensation and benefits package, propose appropriate performance measures and targets for individual compensation levels, and compile competitive benchmark data to assess competitive labor market.

The Compensation Committee delegates to the Chairman, CEO and President the responsibility of conducting annual reviews for the other Named Executive Officers. The Chairman, CEO and President recommends to the committee increases to the base salary and changes to the incentive plans based on the subjective analysis of the individual’s contribution to the corporation’s strategic goals and objectives and the Chairman, CEO and President makes a subjective determination after review of all relevant information. The Compensation Committee then reviews the information and makes the appropriate recommendation to the Board of Directors.

The Chairman, CEO and President does not set or participate in the determination process of his own annual base salary.

Summary Compensation Table

The following table summarizes the total compensation for 2007 for Mark D. Gainer, the corporation's Chairman, Chief Executive Officer and President; Stephen D. Staman, Vice President; Michael D. Peduzzi, Chief Financial Officer and Treasurer; and the two other most highly compensated persons who served as executive officers during 2007. These individuals are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark D. Gainer Chairman, Chief Executive Officer and President	2007	$219,450	$1,875	$8,525	$41,878	$14,209(1)	$285,937
	2006	$219,450	$2,500	—	$60,712	$21,891(2)	$304,553

Stephen D. Staman Vice President	2007	$160,824	$11,750	$5,882	—	$13,489(1)	$191,945

Michael D. Peduzzi Chief Financial Officer and Treasurer	2007	$43,385	$750	—	—	$63	$44,198

Michael A. Frey Former Vice President	2007	$49,060	$14,500	—	—	$178,876(1)	$241,936
	2006	$170,074	$11,750	—	—	$21,217(2)	$203,041

Clement M. Hoober Former Chief Financial Officer and Treasurer	2007	$40,355	$1,500	—	—	$97,102(1)	$138,957
	2006	$139,899	$1,500	—	—	$10,899(2)	$152,298

(1) For 2007, all other compensation includes employer’s contributions to its 401(k) Profit Sharing Plan of $8,197 for Mr. Gainer, country club dues of $11,100 for Mr. Staman, and severance payments of $170,074 for Mr. Frey and $94,472 for Mr. Hoober.

(2) For 2006, all other compensation includes employer’s contributions to its 401(k) Profit Sharing Plan of $13,178, $10,737, and $9,577 for Messrs. Gainer, Frey and Hoober, respectively.

Bonus/Incentive Pay

The bonus award is tied to corporate performance and is granted to all employees. It is designed to supplement base salary and align all full time employees’ interests with those of shareholders. When corporate performance is low, the quarterly cash award will be low or none. When performance is high, the award increases. The bonus award is based on the corporation meeting certain quarterly/annual production and project completion goals.

Insurance Plans

The core insurance package includes health, dental, vision, disability and group life insurance coverage. In general, executives participate in these benefits on the same basis as non-executive employees. Mr. Gainer, participates in the Group Term Replacement Plan which provides death benefits to named beneficiaries.

Supplemental Executive Retirement Plan

Mr. Gainer participates in a supplemental executive retirement plan whereby upon termination of employment, he will receive specified benefits. The 2007 expense associated with this the plan is $68,683.32.

Long Term Care Insurance

Mr. Gainer and his spouse also receive long term care insurance benefits whereby upon their need for long term care they will receive certain payments as defined in the policy.

Outstanding Equity Awards at December 31, 2007 Table

The following table summarizes unexercised options for the Named Executive Officers at December 31, 2007:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)		Option Expiration Date
Mark D. Gainer Chairman, Chief Executive Officer and President	5,788 11,025 3,150 5,250 5,250 5,000 5,000 Total – 40,463	$ $ $ $ $ $ $	17.06 18.49 16.10 19.93 22.14 21.19 18.50	12/09/08 12/09/09 12/12/12 12/11/13 06/17/14 06/16/15 01/25/17
Stephen D. Staman Vice President	2,625 1,050 2,625 2,500 3,450	$ $ $ $ $	16.10 19.93 22.14 21.19 18.50	12/12/12 12/11/13 06/17/14 06/16/15 01/25/17
Michael D. Peduzzi Chief Financial Officer and Treasurer	—		—	—

Option Exercises and Stock Vested Table

The following table summarizes the options exercised during 2007 for each Named Executive Officer:

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Mark D. Gainer Chairman, Chief Executive Officer and President	-0-	-0-

Stephen D. Staman Vice President	-0-	-0-

Michael D. Peduzzi Chief Financial Officer and Treasurer	-0-	-0-

Michael A. Frey Former Vice President	9,115	$18,986

Clement M. Hoober Former Chief Financial Officer and Treasurer	2,500	$3,650

Pension Benefits Table

The following table summarizes the pension benefits which have accumulated and paid to each of the Named Executive Officers during 2007.

Name (a)	Plan Name (b)	Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($) (d)
Mark D. Gainer Chairman, Chief Executive Officer and President	Supplemental Executive Retirement Plan	$116,719	$0.00

Supplemental Executive Retirement Plan

The corporation has entered into a supplemental executive retirement plan with Mr. Gainer to provide supplemental retirement income benefits to him when he reaches his normal retirement date. The benefits are payable in monthly installments for the life of Mr. Gainer. Benefits are also payable upon a change of control or death. Benefit amounts will be determined by the individual's number of years of service and average compensation at retirement age.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreements

During 2007, the corporation was party to employment agreements with Mark D. Gainer and Stephen D. Staman. Pursuant to the respective agreements, Messrs. Gainer and Staman would have received certain payments upon a termination without cause, a termination for good reason, or a termination after a change in control as indicated in the charts below. Change in Control is defined in Mr. Gainer’s agreement as:

1.
a sale or other transfer of ownership of forty percent (40%) or more of the total gross fair market value of the assets of corporation and bank to any individual, corporation, partnership, trust, or other entity or organization (a “Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with corporation or bank;

2.
any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with corporation or bank, acquires ownership of stock in corporation, that together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of corporation, provided such Person or group did not own more than 50 percent of the total fair market value or total voting power of the stock of corporation prior to such acquisition; or

3.
the replacement of a majority of members of corporation’s Board of Directors over any period of one year or less by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of appointment or election.

Change in Control was defined in Mr. Staman’s agreement as:

1.
the merger, consolidation, division, sale, exchange, transfer, purchase or disposition by the corporation or bank unless it is approved in advance by seventy percent (70%) or more of the disinterested members of the Board of Directors of corporation or bank and a majority of the surviving entity’s board members of the Board of Directors are former members of the Board of Directors of corporation or bank; or

2.
any group, individual or other entity, other than corporation or bank or any current director or officer of corporation or bank is or becomes the beneficial owner, directly or indirectly, of securities of corporation or bank representing fifty (50%) percent or more of the total value or combined voting power of corporation or bank's then outstanding securities, or

3.
over any one year period, those persons who represent more than a majority of the directors of the corporation or bank change unless approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

Each of Messrs. Gainer and Staman are subject to a covenant not to compete commensurate with the amount of the specific payments under the employment agreement and the type of termination of employment.

Change of Control Agreement

The corporation has entered into a Change of Control Agreement with Michael D. Peduzzi, whereby Mr. Peduzzi will be paid eighteen (18) months of salary and bonus, if after a change of control (as defined in the agreement), Mr. Peduzzi:
1.	is terminated without cause;
2.	is reassigned to a location greater than 50 miles from his office location on the date of the change of control;
3.	has his annual base salary reduced; or
4.	is not provided similar benefits or they are materially reduced.

Executive Salary Continuation Agreement

The bank entered into an Executive Salary Continuation Agreement with Mark D. Gainer. The Agreement provides Mr. Gainer or his beneficiary(ies) with supplemental retirement benefits, as indicated below, that will be paid upon his retirement, disability, death or upon a "Change in Control", as defined above.

Group Term Replacement Plan

During 2007, the bank maintained a Group Term Replacement Plan for certain executive officers. The beneficiaries of each insured participant would receive approximately 3 times the participant's current salary. In the event that the Named Executive Officer’s employment is terminated, for reasons other than a disability, the executive officer’s rights under the agreement terminate.

Stock Option Plan

The bank has established a stock option plan whereby upon termination of employment, the Named Executive Officer may exercise the option during its remaining term for a period of three (3) months after cessation of employment. If the Named Executive Officer's employment is terminated as a result of a disability or death, then he or she (or his or her administrator) may exercise the option for a period of twelve (12) months after cessation of employment or death as the case may be.

Disability Plan and Benefits

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed in the charts below, each Named Executive Officer will receive benefits under the corporation’s retirement plans, disability plan or payments under the corporation’s life insurance plan, as appropriate.

Upon any termination, the Named Executive Officer will receive a payment for his unused accrued vacation days.

Potential Payments at December 31, 2007

Mark D. Gainer

The following table shows the potential payments upon termination or change in control of the corporation. The chart assumes the triggering events took place on December 31, 2007.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Employment Agreement	$0	$0	$0	$690,143	$0	$690,143	$483,100	$0
Supplemental Executive Retirement Plan	$0	$0	$0	$0	$0	$0	$0	$0
Group Term Replacement Plan	$0	$0	$0	$0	$0	$0	$0	$658,350
Stock Options	$0	$0	$0	$0	$0	$0	$0	$0
Accumulated PTO	$8,440	$8,440	$8,440	$8,440	$8,440	$8,440	$8,440	$8,440

Stephen D. Staman

The following table shows the potential payments upon termination or change in control of the corporation. The chart assumes the triggering events took place on December 31, 2007.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Change in Control Agreement	$0	$0	$0	$321,648	$0	$321,648	$0	$0
Group Term Replacement Plan	$0	$0	$0	$0	$0	$0	$0	$50,000
Stock Options	$0	$0	$0	$0	$0	$0	$0	$0
Accumulated PTO	$6,170	$6,170	$6,170	$6,170	$6,170	$6,170	$6,170	$6,170

Michael D. Peduzzi

The following table shows the potential payments upon termination or change in control of the corporation. The chart assumes the triggering events took place on December 31, 2007.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Change in Control Agreement	$0	$0	$0	$0	$0	$180,000	$0	$0
Group Term Replacement Plan	$0	$0	$0	$0	$0	$0	$0	$100,000
Stock Options	$0	$0	$0	$0	$0	$0	$0	$0
Accumulated PTO	$1,154	$1,154	$1,154	$1,154	$1,154	$1,154	$1,154	$1,154

Michael A. Frey

Mr. Frey departed Union National Financial Corporation on March 29, 2007. Pursuant to his employment agreement, Mr. Frey will receive $170,074 payable in twenty-four equal monthly installments, COBRA payments of $8,558, and $11,282 for accrued Paid Time Off. Mr. Frey also received $15,242 through exercise of his outstanding stock options.

Clement M. Hoober

Mr. Hoober departed Union National Financial Corporation on March 29, 2007. Pursuant to a severance agreement dated May 4, 2007 and effective May 11, 2007, Mr. Hoober received severance pay of $94,472, COBRA payments of $7,602, $3,000 for transitional costs and $1,500 in reimbursed legal fees during 2007. He received $17,084 for accrued Paid Time Off. The corporation owes nothing further to Mr. Hoober under the severance agreement. Mr. Hoober also received $3,650 through exercise of his outstanding stock options.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Some of Union National Financial Corporation’s directors and executive officers and the companies with which they are associated were customers of, and had banking transactions with, Union National Financial Corporation’s subsidiary bank during 2007. All loans and loan commitments made to them and to their companies were made in the ordinary course of bank business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the bank, and did not involve more than a normal risk of collectibility or present other unfavorable features. Total loans to these persons at December 31, 2007, amounted to approximately $3,499,000 or approximately 0.96% of the total loans of the financial institution. Union National Financial Corporation’s subsidiary bank anticipates that they will enter into similar transactions in the future.

During 2007, Union National Financial Corporation paid $609,649.96 to Lausch Lane Associates, LP, of which Mr. Nies is a 33.3% partner. The fees were paid for monthly rent and maintenance for the corporate offices of Union National Financial Corporation.

The Board of Directors must approve all related party transactions that are significant. The director in question is excused from the board meeting at the time the decision is made.

COMPENSATION COMMITTEE REPORT

1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and

2.	Based upon such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the corporation’s proxy statement.

Compensation Committee Members:

James R. Godfrey, Chairman	Donald Cargas, Jr.
Kevin D. Dolan	Barry C. Huber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of employees. The membership of this committee includes only outside directors. Mark D. Gainer, President and Chief Executive Officer, is an ex officio member of the Compensation Committee, but does not participate in his own review or vote on his own salary increases. R. Michael Mohn, Senior Vice President, Organizational Development, is also an ex officio member of the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the corporation’s financial reporting processes on behalf of the Board of Directors. In that connection, the Committee, along with the Board of Directors, has formally adopted an audit committee charter setting forth its responsibilities.

Management has primary responsibility for the financial statements and the reporting process including systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the corporation’s accounting principles and such other matters as are required to be discussed with the Committee under the Standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed, with the independent auditors, the auditors’ independence from management and from the corporation, including the matters in written disclosures required by the Independence Standards Board. The Committee also considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the corporation’s internal controls and the overall quality of the corporation’s financial reporting to the extent practicable. The corporation has established appropriate policies and procedures to comply with requirements of the Sarbanes-Oxley Act of 2002. The Committee held seven meetings during fiscal year 2007, in addition to reviewing the quarterly results with the financial auditors prior to press release.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also approved the selection of the corporation’s independent auditors for 2008.

Aggregate fees billed to the corporation and the bank by Beard Miller Company LLP, the independent auditors for the corporation, for services rendered during the years ended December 31, 2007 and December 31, 2006 were as follows:

	2007	2006
Audit Fees(1)	$73,836	$71,262
Audit-related fees(2)	7,797	6,825
Tax Fees(3)	9,338	10,150
All Other Fees(4)	3,592	2,880
Total	$94,563	$91,117

(1)
Includes professional services rendered for the audit of the corporation’s annual financial statements, and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings including out-of-pocket expenses.

(2)	Includes certain review, analysis and consultations in regard to Sarbanes-Oxley compliance and certain accounting transactions.

(3)	Tax fees include preparation of state and federal tax returns.

(4)	Assistance with Affirmative Action Plan.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors except for a $5,000 pre-approved de minimus threshold. These services may include audit services, audit related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case by case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

The Audit Committee is comprised of the outside directors noted below, all of whom are considered “independent” as defined in the NASDAQ listing standards.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee.

Members of the Audit Committee

Barry C. Huber, Chairman	Darwin A. Nissley
James R. Godfrey	Lloyd C. Pickell
Nancy M. Shaub

Representatives of Beard Miller Company LLP are expected to be present at the annual meeting. While the representatives will not have an opportunity to make a statement, the representatives will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Union National Financial Corporation's directors, executive officers and shareholders who beneficially own more than 10% of Union National Financial Corporation's outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other registered equity securities of Union National Financial Corporation with the Securities and Exchange Commission. Based on a review of copies of the reports we received, and on the statements of the reporting persons, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2007.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of Union National Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to Mark D. Gainer, Chairman, Chief Executive Officer and President of Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601.

OTHER MATTERS

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

Union National
FINANCIAL CORPORATION

570 LAUSCH LANE
LANCASTER, PA 17601
TEL 717-519-3180
www.uncb.com

TO THE SHAREHOLDERS OF UNION NATIONAL FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Union National Financial Corporation will be held at The Eden Resort Inn, 222 Eden Road, Lancaster, Pennsylvania, on Wednesday, April 30, 2008 at 10:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

1. To elect three (3) Class C directors to serve for a three-year term and until their successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only those shareholders of record, at the close of business on March 17, 2008, are entitled to notice of and to vote at the meeting.

Please promptly sign the enclosed proxy and return it in the enclosed postpaid envelope. We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the corporation before the vote at the meeting.

We enclose, among other things, a copy of the 2007 Annual Report of Union National Financial Corporation.

BY THE ORDER OF THE BOARD OF DIRECTORS

Mark D. Gainer
Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
UNION NATIONAL FINANCIAL CORPORATION

UNION NATIONAL FINANCIAL CORPORATION PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Amos F. Lichty and Patricia A. Miller, and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Union National Financial Corporation that the undersigned may be entitled to vote at the corporation's Annual Meeting of Shareholders to be held on Wednesday, April 30, 2008, at 10:00 a.m., prevailing time, at the Eden Resort Inn, 222 Eden Road, Lancaster, Pennsylvania 17601, and at any adjournment or postponement of the meeting as follows:

	For	With-hold	For All Except
1. ELECTION OF 3 CLASS C DIRECTORS TO SERVE FOR A THREE-YEAR TERM AND UNTIL THEIR SUCCESSORS ARE PROPERLY ELECTED AND QUALIFIED.	☐	☐	☐

William M. Nies **Kevin D. Dolan** **Thomas J. McGrath**

The board of directors recommends a vote **FOR** these nominees.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED **FOR** ALL NOMINEES LISTED ABOVE.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. → ☐

Please be sure to sign and date this Proxy in the box below.

Date

Stockholder sign above — Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

UNION NATIONAL FINANCIAL CORPORATION

- This proxy must be dated, signed by the shareholder(s) and returned promptly to Union National Financial Corporation in the enclosed envelope.
- When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.
- If stock is held jointly, each owner should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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